EXPENSE CONTRACT

between

FIDELITY INCOME FUND

FIDELITY MANAGED RETIREMENT FUNDS: CLASS K6 AND CLASS Z6

and

FMR CO., INC.

This Expense Contract, dated as of May 16, 2019 is made and entered into by and between Fidelity Income Fund, a Massachusetts business trust  which may issue one or more series of shares of beneficial interest (the “Trust”), on behalf of each of their respective portfolios listed on Schedule A attached hereto (each a “Fund”), and FMR Co., Inc., a Massachusetts corporation (the “Manager”).

WHEREAS, the Trust, on behalf of each Fund, and the Manager have entered into a Management Contract (the “Management Contract”), pursuant to which the Manager has agreed to provide certain services and to pay certain expenses of the Fund in return for an annualized basis point management fee;

WHEREAS, each Management Contract provides that the Manager will pay certain expenses of the Fund; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interest of each Fund and its shareholders to maintain the expenses of Class K6 and Class Z6 of the Fund (“Class K6” and “Class Z6”) at the applicable fixed annualized expense rate as set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Manager agrees, with respect to Class K6 and Class Z6 (each a “Class”), to pay or provide for the payment of any fees or expenses (including acquired fund fees and expenses) allocated at the class level and attributable to that class, if any, such that the ordinary operating expenses incurred by Class K6 and Class Z6 in any fiscal year (excluding (i) taxes; (ii) the fees and expenses of all Trustees of the Trust who are not “interested persons” of the Trust or of the Adviser; (iii) interest expenses with respect to borrowings by the Fund; (iv) Rule 12b-1 fees, if any; (v) expenses of printing and mailing proxy materials to shareholders of the Fund; (vi) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor; and (vii) such non-recurring and/or extraordinary expenses as may arise, including actions, suits or proceedings to which the Fund is or is threatened to be a party and the legal obligation that the Fund may have to indemnify the Trust’s Trustees and officers with respect thereto) will not exceed the annual rate set forth in Schedule A of the average daily net assets of the class (computed in the manner set forth in the Trust’s Declaration of Trust) throughout the month. Each Fund shall pay its non-operating expenses such as brokerage commissions and fees and expenses associated with the Fund’s securities lending program, if applicable.

2. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by Class K6 and Class Z6 except by a vote of a majority of the Board of Trustees of the Trust; provided, that all other amendments may be approved by mutual consent of the parties without a vote.

3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or a Fund.

4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Contract or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Contract.

5. TERMINATION. With respect to each Fund, this Agreement will automatically terminate upon termination of the Management Contract between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

FIDELITY INCOME FUND
on behalf of each Fidelity Managed Retirement Fund

By	/s/Laura M. Del Prato
Laura M. Del Prato President and Treasurer

FMR CO., INC.

By	/s/Christopher J. Rimmer
Christopher J. Rimmer Treasurer